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EXHIBIT 3


                     ADDENDUM TO TERM SHEET

This is an Addendum to the Term Sheet executed by the parties hereto, to clarify or change certain of the terms contained therein.

i. Paragraph II.B.1. of the Term Sheet is amended to add the following: "If the determination of allowed and disputed claims is not completed by the Closing Date, the shares reserved for the disputed claims shall be issued to the Trustees of the Creditors' Trust referred to in paragraph II.B.4., to be distributed by them to the Major Creditors and the members of the Convenience Class electing to convert their debt into common stock, when the disputed claims are resolved."

ii. Paragraph II.B.4. of the Term Sheet is amended to read as follows: "The agreement of all of the Major Creditors and the members of the Convenience Class electing to convert their debt into common stock, that the portion of their shares attributable to disputed claims shall be held in a Creditors' Trust, to be established by a trust agreement between Radius and the Committee, until the disputed claims are resolved shall be a condition of the obligations of Radius, IBM Credit and the Committee under this Term Sheet." Radius, IBM Credit and the Committee may elect to waive this requirement."

iii. Paragraph III.C. of the Term Sheet is amended to read as follows: "Creditors in the Convenience Class, who do not accept the offer described in sub-paragraph III.B. above and who are 'Accredited Investors', as defined in Rule 501 to Regulation D promulgated by the Securities and Exchange Commission ("SEC"), may exchange their claim for common stock on the same terms set forth in paragraph II.B."

iv. Paragraph IV.A.6. of the Term Sheet is amended to read as follows: "The preferred stock, the common stock into which it is convertible, the warrants to IBM Credit referred in paragraph VII.A., the common stock issuable in connection with the exercise of said warrants and the common stock which may be issued as dividends on the preferred stock (the "IBM Credit Securities"), shall be in compliance with all applicable federal and state securities laws. The IBM Credit Securities shall initially be issued pursuant to the exemption from the registration requirements of the Securities Act of 1933 (the "Act") provided by Regulation D promulgated by the SEC. As soon


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as permitted by the SEC after the Closing  Date,  (estimated  to be approximately 30 days following the Closing Date), the resale by IBM Credit of the IBM Credit Securities shall be registered under the Act, by the filing with the SEC of a registration statement on Form S-1 and the diligent prosecution of said registration statement by Radius until it becomes effective. Thereafter, Radius shall file all statements and take all actions necessary to maintain said registration as "evergreen" for a period of 2 years following the Closing Date so that said securities may be freely traded unless earlier tradeable without restriction pursuant to Rule 144 promulgated by the SEC. Thereafter, IBM Credit shall have the right to demand registration of any common stock issued to it by Radius once











































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per year for two years after the last such  issuance.  At IBM
Credit's request, Radius shall file a form S-3 registration statement with the SEC as soon as permitted by the SEC and shall use its best efforts to make such registration statement effective as soon as practicable after notice by IBM Credit of its intention to sell common stock. Radius shall remain current in all of its required filings pursuant to the Act, the Securities Exchange Act of 1934 and all applicable state securities laws."

v. Paragraph V.A. of the Term Sheet is amended to read as follows: "The issuance of the common stock to be issued to the Major Creditors and the members of the Convenience Class electing to convert their debt into common stock shall be in compliance with all applicable federal and state securities laws. Said common stock shall initially be issued pursuant to the exemption from the registration requirements of the Act provided by Regulation D promulgated by the SEC. As soon as permitted by the SEC after the Closing Date, (estimated to be approximately 30 days following the Closing Date), the resale by the Major Creditors and the members of the Convenience Class electing to convert their debt into common stock shall be registered under the Act, by the filing with the SEC of a registration statement on Form S-1 and the diligent prosecution of said registration statement by Radius until it becomes effective. Thereafter, Radius shall file all statements and take all actions necessary to maintain said registration as "evergreen" for a period of 2 years following the Closing Date so that said securities may be freely traded, unless earlier tradeable without restriction pursuant to Rule 144 promulgated by the SEC. Thereafter, it is contemplated that the Major Creditors and the members of the Convenience Class electing to convert their debt into common stock shall be permitted to resell their shares pursuant to Rule 144 promulgated by the SEC. Radius shall remain current in all of its required filings pursuant to the Act, the Securities Exchange Act of 1934 and all applicable state securities laws."

vi. Paragraph VI. of the Term Sheet is amended to read as follows: "Upon execution of all agreements, documents and instruments (relating to the restructuring, recapitalization and related transactions referenced herein) to be negotiated and documented and executed pursuant to, or to carry out the purposes of, the Term Sheet, and for so long as the parties shall continue to pursue their efforts to carry out the terms of the Term Sheet, each of the members of the Committee who have continued to supply product to Radius, on condition that Radius pay to them an amount equal to 110% of the price of the new product shipped, shall cease said requirement for payment of said override."

vii. Paragraph VII. of the Term Sheet is amended to add to said paragraph a new sub-paragraph E. which shall read as


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follows: The warrants to be issued pursuant to the  provisions of paragraph VII.B. and the common stock issuable in connection with the exercise of said warrants shall be in compliance with all applicable federal and state securities laws. Said warrants and common stock shall initially be issued pursuant to exemption from registration under the Act and thereafter registered under the Act in the same manner as provided in paragraph V.A. of the Term Sheet."

Except as expressly modified herein, all of the terms and conditions of the Term Sheet shall continue in full force and effect.












































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[SIGNATURE]
Executed effective this __ day of July, 1996.


RADIUS, INC.                       IBM CREDIT CORPORATION

by /s/ Charles Berger              by /s/ Philip Morse
   ___________________________        ___________________________
       Charles Berger, President          Philip Morse


THE UNOFFICIAL CREDITORS COMMITTEE
  OF RADIUS, INC.


MITSUBISHI ELECTRONICS AMERICA        SCI SYSTEMS


by                                    by
   __________________________            _______________________
       Carl Carlson, Co-Chairman             Michael Ledbetter, Co-Chairman


AVNET EMG
MANUFACTURERS' SERVICES LTD.

by
   ____________________________
by
   ___________________________
       Dennis E. Losik
       Rick Bettes

MITSUBISHI INTERNATIONAL
QUANTUM ELECTRONICS

by
   ____________________________
by
   ___________________________
       Takahiro Kitamoto
       Aimee Takamoto

TECH DATA CORP.

by
   ____________________________
       David Vetter